Exhibit 10.45

CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT

CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Consent”) dated as of April 30, 2010, among NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and Morgan Stanley Senior Funding, Inc., as Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of July 10, 2007 (as amended, modified or supplemented to the date hereof, the “Credit Agreement”); and

WHEREAS, subject to the terms and conditions of this Consent, the parties hereto wish to amend the Credit Agreement as herein provided;

NOW, THEREFORE, it is agreed:

I.	Defined Terms.

As used in this Consent, the following terms shall have the following meanings:

“Divested Entities” shall mean, collectively, (i) Midwest Physicians Services, LLC and (ii) Emergency Radiology Services, LLC.

“Section III.1(i) Prepayment” shall have the meaning provided in Section III.1(i) hereof.

“Section III.1(ii) Prepayment” shall have the meaning provided in Section III.1(ii) hereof.

“St. Paul Note” shall mean that certain Promissory Note issued in favor of the Borrower pursuant to the Termination Agreement evidencing the termination fee payable under such agreement, as amended, modified or supplemented from time to time.

“St. Paul Sale” shall mean the sale by the Borrower of all of its Equity Interests in each of the Divested Entities, in each case to the Buyer (as defined in the St. Paul Sale Agreement).

“St. Paul Sale Agreement” shall mean that certain Membership Interest Purchase Agreement delivered to the Administrative Agent pursuant to Section IV(2) hereof and by and between the Borrower and the Buyer (as defined in the St. Paul Sale Agreement).

“St. Paul Sale Documents” shall mean the St. Paul Sale Agreement and all other material agreements and documents relating to the St. Paul Sale (including that certain Termination Agreement entered into in connection with the St. Paul Sale Agreement (the “Termination Agreement”) and that certain Mutual General Release and Waiver by and among Borrower, St. Paul Radiology, P.A. and the other parties thereto).

II.	Consent and Other Modifications.

1. Subject to the satisfaction of the conditions set forth in Section IV hereof and anything in the Credit Agreement and the Credit Documents to the contrary notwithstanding, including the limitations set forth in Sections 8.13, 9.02 and 9.05 of the Credit Agreement, the Lenders hereby agree that the Borrower may consummate the St. Paul Sale in accordance with the terms of the St. Paul Sale Documents and may receive the St. Paul Note as partial consideration for such sale.

2. Upon the consummation of the St. Paul Sale in accordance with the terms of the St. Paul Sale Documents and this Consent, the Divested Entities shall no longer be Credit Parties under the Credit Documents and the provisions contained in Section 7.13 of the Guaranty and Collateral Agreement shall apply with respect to the Divested Entities and all Collateral sold pursuant to the St. Paul Sale.

3. The Lenders hereby agree that notwithstanding anything to the contrary contained in Section 4.02(d) of the Credit Agreement, to the extent (and only to the extent) that the Borrower has made the Section III.1(i) Prepayment, the Borrower shall not be required to apply Net Sale Proceeds from the St. Paul Sale thereafter received by the Borrower or any of its Subsidiaries as a mandatory prepayment of Loans as otherwise required by such Section (it being understood and agreed that the Section III.1(i) Prepayment shall satisfy the Borrower’s obligations with respect to Section 4.02(d) of the Credit Agreement with respect to the Net Sale Proceeds from the St. Paul Sale); provided that if the aggregate amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from the St. Paul Sale at any time exceeds $26,000,000 (any such amount, “Excess St. Paul Sale Proceeds”), the Borrower shall be required to apply 100% of such Excess St. Paul Sale Proceeds as a mandatory prepayment of Loans as otherwise required pursuant to Section 4.02(d) of the Credit Agreement.

4. Notwithstanding anything to the contrary contained in Section 4.02(f) of the Credit Agreement, (i) the amount of the mandatory prepayment otherwise required pursuant to Section 4.02(f) of the Credit Agreement on the Excess Cash Payment Date relating to the Excess Cash Payment Period ending on December 31, 2010 shall be reduced by an amount equal to the amount of the Section III.1(i) Prepayment actually made by the Borrower pursuant to this Consent (it being understood that if after giving effect to such reduction the required payment would be less than zero, the Borrower shall not be required to make a mandatory prepayment pursuant to Section 4.02(f) of the Credit Agreement on such Excess Cash Payment Date) and (ii) the amount of the mandatory prepayment otherwise required pursuant to Section 4.02(f) of the Credit Agreement on the Excess Cash Payment Date relating to the Excess Cash Payment Period ending on December 31, 2011 shall be reduced by an amount equal to the amount of the Section III.1(ii) Prepayment actually made by the Borrower pursuant to this Consent (it being understood that if after giving effect to such reduction the required payment would be less than zero, the Borrower shall not be required to make a mandatory prepayment pursuant to Section 4.02(f) of the Credit Agreement on such Excess Cash Payment Date).

III.	Additional Payments.

1. The Borrower hereby agrees that, in addition to any mandatory prepayments that are otherwise required pursuant to Section 4.02 of the Credit Agreement, (i) within five (5) Business Days following the consummation of the St. Paul Sale, it shall apply an amount equal to at least $26,000,000 as a mandatory prepayment of the Loans, which shall be applied in accordance with Sections 4.02(g) and (h) of the Credit Agreement (such prepayment, the “Section III.1(i) Prepayment”) (ii) in addition to the required payments pursuant to preceding clause (i), on or prior June 30, 2011, it shall apply an amount equal to at least $10,000,000 as a mandatory repayment of the Loans, which shall be applied in accordance with Sections 4.02(g) and (h) of the Credit Agreement (such prepayment, the “Section III.1(ii) Prepayment”).

2. Without limiting the effect of the provisions of Section II.4 hereof, neither the Section III.1(i) Prepayment nor the Section III.1(ii) Prepayment shall impact the calculation of Excess Cash Flow for any Excess Cash Payment Period.

3. Any failure by the Borrower to make the Section III.1(i) Prepayment or the Section III.1(ii) Prepayment shall constitute an immediate Event of Default for all purposes of the Credit Agreement and all other Credit Documents.

IV.	Conditions Precedent to the Effectiveness of this Consent.

This Consent shall become effective on the date each of the following conditions shall have been satisfied (the “Effective Date”):

1. the St. Paul Sale shall have been (or contemporaneously with the occurrence of the Effective Date shall be) consummated in accordance with the St. Paul Sale Agreement and all applicable laws (and no provision of the St. Paul Sale Agreement or the schedules and exhibits thereto shall have been waived, amended, supplemented or otherwise modified in a manner adverse to the Lenders in any material respect unless such waiver, amendment, supplement or modification has been agreed to by the Administrative Agent or the Required Lenders);

2. all of the St. Paul Sale Documents and all legal proceedings in connection with the transactions contemplated by this Consent shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received certified copies of all St. Paul Sale Documents;

3. the Borrower shall have delivered to the Collateral Agent the original St. Paul Note, duly endorsed or accompanied by such undated instruments of transfer or assignment duly executed in blank in a manner satisfactory to the Collateral Agent;

4. all invoiced fees, costs, expenses and disbursements owing to the Administrative Agent and the Lenders, including without limitation, the reasonable and documented fees and disbursements of White & Case LLP shall have been paid; and

5. the Borrower and the Required Lenders shall have signed a counterpart hereof and shall have delivered (including by way of facsimile or other electronic transmission) the same to White & Case LLP, 701 Thirteenth Street, NW, Washington DC 20005 Attention: Aristides Diaz Pedrosa (facsimile number: 202.639.9355/e-mail address: adiazpedrosa@whitecase.com).

V.	Miscellaneous Provisions.

1. In order to induce the Lenders to enter into this Consent, the Borrower hereby represents and warrants that:

(a) no Default or Event of Default exists as of the Effective Date, both before (except with respect to aspects of the St. Paul Sale that may occur immediately prior to the Effective Date, which aspects the Lenders are consenting to pursuant to this Consent) and immediately after giving effect to this Consent; and

(b) all of the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on the Effective Date, both before and after giving effect to this Consent, with the same effect as though such representations and warranties had been made on and as of the Effective Date (it being understood that any representation or warranty made as of a specific date or for a given period shall be true and correct in all material respects as of such specified date or such given period, as the case may be).

2. This Consent is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document. From and after the Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

3. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

4. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Consent to be duly executed and delivered as of the date first above written.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	David M. Engert
	Name:	David M. Engert
	Title:	President & CEO

MORGAN STANLEY SENIOR FUNDING, INC,
as Administrative Agent

By:	Stephen King
	Name:	Stephen King
Title:

SIGNATURE PAGE TO THE CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF April 30, 2010, AMONG NIGHTHAWK RADIOLOGY HOLDINGS, INC., THE LENDERS PARTY THERETO AND MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT

[LENDERS]